THIS SECURED CONVERTIBLE SUBORDINATED DEBENTURE AND THE COMMON STOCK
ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE BLUE SKY LAWS, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THIS SECURED CONVERTIBLE SUBORDINATED DEBENTURE AND SUCH UNDERLYING COMMON STOCK MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR HEALTH FITNESS CORPORATION, THAT SUCH TRANSACTION WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE BLUE SKY LAWS.

         THIS CONVERTIBLE SECURED SUBORDINATED DEBENTURE IS SUBJECT TO THE TERMS OF A INTERCREDITOR AND SUBORDINATION AGREEMENT DATED FEBRUARY ______, 1999 BETWEEN THE HOLDER HEREOF AND MADELEINE, L.L.C. (THE "INTERCREDITOR AND SUBORDINATION AGREEMENT").

                   SECURED CONVERTIBLE SUBORDINATED DEBENTURE
                           HEALTH FITNESS CORPORATION

Debenture No. ________                                           _________, 1999
                                 $______________

         1. The Debenture. Health Fitness Corporation, a Minnesota corporation (the "Company"), for value received, hereby promises to pay to the order of _____________________, or such holder's successors or assigns, the principal amount of ________________________Dollars ($_______), to be repaid in full on
October 1, 1999, with interest at a rate of 16% per annum accruing on the principal balance hereof from the date hereof until paid in full. Interest shall be computed on the basis of a 360-day year. Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company. This Debenture is one of a series of Secured Convertible Subordinated Debentures in an aggregate principal amount of up to $400,000 which may be issued by the Company on or before May 1, 1999 with a Conversion Price equal to or less than the Conversion Price of this Debenture (collectively, the "Debentures"). Subject to the Intercreditor and Subordination Agreement, the Company reserves the right to prepay the Debentures in whole or in part at any time after giving the holder thirty (30) days notice of such prepayment during which 30-day period the holders may convert the Debentures according to the provisions of Section 6 below. Any partial prepayment of the Debentures shall be made pro rata among all outstanding Debentures.

         If after receipt of any payment of, or proceeds applied to the payment of, all or any part of this Debenture, the holder of this Debenture is for any reason required to surrender such payment or proceeds to any person, because such payment or proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, or a diversion of trust funds, or for any other reason including but not limited to pursuant to the Intercreditor and Subordination Agreement, then this Debenture or any part thereof intended to be satisfied shall be revived and continue in full force as if such payment or proceeds had not been received by the holder of this Debenture and the Company shall be liable to pay to the holder of this Debenture, and hereby does indemnify and hold harmless the holder of this Debenture for the amount of such payment or proceeds surrendered. The provisions of this paragraph shall be and remain effective notwithstanding any contrary action which may have been taken by the holder of this Debenture or the Debenture Agent (as defined below) in reliance upon such payment or proceeds, and any such contrary action so taken shall be without prejudice to the rights of the holder under this Debenture and shall be deemed to have been conditioned upon such payment or proceeds having become final and irrevocable.

         2. Security Interest and Subordination. To secure the debt, liability or obligation of the Company to each holder hereof evidenced by this Debenture and any extensions, renewals or replacements thereof (herein referred to as the "Obligations"), the Company hereby grants Charles E. Bidwell or his successors or assigns, as agent for all holders of the Debentures, a security interest (herein called the "Security Interest") in the following property (herein called the "Collateral"):

                  (a) Inventory. All inventory of the Company, whether now owned or hereafter acquired and wherever located;

                  (b) Equipment. All equipment of the Company, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts and tools, and the goods described in any equipment schedule or list herewith or hereafter furnished to each holder hereof by the Company (but no such schedule or list need be furnished in order for the security interest granted herein to be valid as to all of the Company's equipment);

                  (c) Accounts and Other Rights To Payment. Each and every right of the Company to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property by the Company, out of a rendering of services by the Company, out of a loan by the Company, out of the overpayment of taxes or other liabilities of the Company, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) that the Company may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel papers, accounts, loans and obligations receivable and tax refunds;

                  (d) General Intangibles. All general intangibles of the Company, whether now owned or hereafter acquired, including but not limited to applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customers lists, permits and franchises, and the right to use the Company's name;

         together with all substitutions and replacements for and products of any of the foregoing property not constituting consumer goods and together with proceeds of any and all of the foregoing property and, in the case of all tangible Collateral, together with (i) all accessions,
         (ii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (iii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

         The holder hereby irrevocably appoints Charles E. Bidwell as the holder's agent for purposes of holding the Security Interest for the benefit of all Debenture holders (the "Debenture Agent"). In the event of the death, disability or resignation of Mr. Bidwell as the Debenture Agent, holder agrees to use holder's best efforts to cause the holders of a majority (by principal amount) of the outstanding Debentures to designate a successor Debenture Agent. The Debenture Agent shall have the authority to take any and all actions on behalf of the holders of the Debentures which the Debenture Agent deems necessary or advisable, with the approval of holders of a majority (by principal amount) of outstanding Debentures, with respect to the Security Interest and/or the Intercreditor and Subordination Agreement. Holder agrees to indemnify against, and hold the Debenture Agent harmless from, holder's pro rata portion (based on the principal amount of Debentures owned by holder versus the principal amount of all outstanding Debentures) of any liability, costs and expenses (including attorneys' fees and costs) suffered or incurred by the Debenture Agent in connection with the Debenture Agent's actions or inaction as Debenture Agent. The holder acknowledges that Mr. Bidwell is currently the Chief Financial Officer, and a significant shareholder, of the Company and holder waives any conflict of interest that might be created by Mr. Bidwell's status as such and his acting as Debenture Agent.

         The holder acknowledges and agrees that (i) the security interest created hereby (a) is subject to, and holder agrees to become a party to and by acceptance hereof shall be bound by, the Intercreditor and Subordination Agreement, and (b) shall be of equal priority with the security interests granted pursuant to the other Debentures regardless of the respective dates of such Debentures or the perfection of such security interest and (ii) the indebtedness evidenced hereby is subordinate in right of payment to the final payment and satisfaction in full of all obligations of the Company to Madeleine L.L.C. and any other "Senior Creditor" (as such term is defined in the Intercreditor and Subordination Agreement) as set forth in the Intercreditor and Subordination Agreement. By its acceptance hereof, holder agrees that it shall be bound by and subject to the terms and conditions of the Intercreditor and Subordination Agreement, without any further action. Holder agrees to execute and deliver such other agreements as the Company or Madeleine L.L.C. may from time to time request to evidence that holder is bound by and a party to the Intercreditor and Subordination Agreement.

         3. Transferability. This Debenture may be converted into Common Stock of the Company pursuant to the terms of Section 6 hereof (the "Conversion Shares"), and this Debenture and the Conversion Shares may be transferred, subject to the following conditions. The holder of this Debenture, by acceptance thereof, agrees to give written notice to the Company at least ten (10) days before transferring or converting this Debenture, or transferring any Conversion Shares, of such holder's intent to do so, describing briefly the manner of the proposed transfer or conversion. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company. If, in the opinion of counsel satisfactory in form and substance to the Company, the proposed transfer or conversion may be effected without constituting a violation of the applicable federal and state securities laws, such holder shall be entitled to transfer or convert this Debenture or to dispose of the Conversion Shares received upon conversion of this Debenture as contemplated in the above referred to notice provided by the holder to the Company, provided that an appropriate legend may be endorsed on this Debenture or the certificates for any of the Conversion Shares respecting restrictions on transfer thereof necessary or advisable in the opinion of counsel satisfactory in form and substance to the Company to prevent further transfers which would be in violation of the securities laws or adversely affect the exemptions relied upon by the Company. To such effect, the Company may request that the intended transferee execute an investment and representation letter satisfactory in form and substance to the Company. Upon transfer of this Debenture or any Conversion Shares, the transferee, by acceptance of this Debenture or Conversion Shares, agrees to be bound by the provisions, terms, conditions and limitations of this Debenture and the Intercreditor and Subordination Agreement, and the investment and representation letter, if any, required by the Company. If (a) no opinion of counsel referred to in this Section has been provided to the Company, or (b) in the opinion of such counsel the proposed transfer, conversion or disposition of this Debenture or the Conversion Shares described in the holder's written notice given pursuant to this Section may not be effected without registration or without adversely affecting the exemptions relied upon by the Company, the holder will limit its activities and restrict its transfer, conversion or disposition accordingly.

         4. Exchange of Debenture. At any time at the request of any holder of this Debenture and upon compliance with the provisions of Section 3 above and surrender of this Debenture for such purpose to the Company at its principal office or such other office or agency as it may authorize for such purpose, the Company at its expense (except for any transfer tax arising out of the exchange) shall execute and deliver in exchange therefor a new Debenture or Debentures, in the denomination or denominations ($1,000 and integral multiples thereof only, plus one Debenture in a lesser denomination if required) as such holder may request, in an aggregate principal amount equal to the unpaid portion of the principal amount of the Debenture surrendered and substantially in the form thereof, dated as of the date of the Debenture so surrendered and payable to or upon the order of such holder.

         5. Replacement of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company if requested by the Company, or in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall issue a new Debenture identical in form to the lost, stolen, destroyed or mutilated Debenture.

         6.       Conversion of Debenture.

                  (a) Right of Conversion. Subject to and upon compliance with the provisions of Section 3 above and this Section, the holder of this Debenture or any Debentures issued in exchange for it shall have the right, at the holder's option, at any time after the earlier of June 1, 1999 or the Company's notice of prepayment of this Debenture to convert all or any portion of the unpaid principal amount of this Debenture and all accrued but unpaid interest thereon to the date of conversion, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) obtained by the amount of this Debenture to be converted, by the conversion price of $0.30 per share, or such adjusted conversion price as provided for in this Section (the "Conversion Price"), and by surrender of this Debenture in whole or in part, such surrender to be made in the manner provided in Subsection (b) of this Section. The holders' right of conversion hereunder shall expire on the maturity of this Debenture.

                  (b) Surrender of Debenture. In order to exercise the conversion privilege, the holder of the Debenture to be converted in whole or in part shall surrender such Debenture to the Company at its principal office or at such other agency maintained for such purpose by the Company, and shall give written notice to the Company at such office or agency that the holder elects to convert such Debenture or the portion thereof specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. The Debenture surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name of the original holder, be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by each holder or his duly authorized attorney. As promptly as practicable after the surrender of such Debenture, as aforesaid, the Company shall issue and shall deliver at such office or agency to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Debenture or portion thereof in accordance with the provisions of this Section. Any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Subsection (c) of this Section. In case any Debenture shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the holder of the Debenture so surrendered, at the expense of the Company, a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Debenture. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such Debenture shall have been surrendered and such notice received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time. Such conversion shall be at the Conversion Price in effect at such time, unless the stock transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such Debentures shall have been surrendered and such notice received by the Company.

                  (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Debenture. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any Debenture, the Company shall make an adjustment therefor to the nearest 1/100 of a share in cash at the current market price thereof on the day of conversion. If more than one Debenture shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Debentures, or specified portions thereof to be converted, so surrendered.

                  (d) Adjustment Upon Issue of Common Shares for a Consideration Less Than Conversion Price. Except for the issuance of options or warrants approved by the Board of Directors of the Company to employees, directors and consultants, if and whenever the Company shall issue or sell any of its Common Stock or Convertible Securities (as defined in Subsection (e)(i) below) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the amount of the consideration per share received by the Company on such issuance or sale.

                  (e) Determination of Consideration for Issuance. For the purposes of subsection (d) of this section, the following provisions
         (i) through (iv), inclusive, shall also be applicable:

                           (i) Issuance of Rights to Purchase Common Stock or
                  Convertible Securities. Except for the issuance of options or warrants approved by the Board of Directors of the Company to employees, directors and consultants, in case at any time the Company shall grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into Common Stock (such convertible stock or securities being herein called "Convertible Securities") whether or not such rights or options or the right to convert any such Convertible Securities are immediately exercisable, and the price per share at which Common Stock are issuable upon the exercise of such rights or options or upon conversion of such Convertible Securities (determined by dividing (aa) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion thereof, by
                  (bb) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of the rights or options or upon conversion of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to have been issued for such price per share. Except as provided in subsection (f) below, no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion of such Convertible Securities.

                           (ii) Issuance of Convertible Securities. Except for
                  the issuance of options or warrants approved by the Board of Directors of the Company to employees, directors and consultants, in case the Company shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to convert thereunder are immediately exercisable, and the price per share for which Common Stock are issuable upon such conversion (determined by dividing (aa) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion thereof, by (bb) the total maximum number of shares of Common Stock issuable upon the conversion of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (x) except as provided in subsection (f) below, no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion of such Convertible Securities, and (y) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subsection (e), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. Without limitation of the foregoing, if additional Debentures are issued having a Conversion Price less than the Conversion Price of this Debenture, then the Conversion Price of this Debenture shall be reduced to equal the Conversion Price of such newly issued Debenture.

                           (iii) Determination of Amount of Consideration
                  Received. In case any Common Stock or Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Company in connection therewith. In case any Common Stock or Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Company in connection therewith. In case any Common Stock or Convertible Securities or any rights or options to purchase Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Company of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall have determined to be attributable to such Common Stock, Convertible Securities, rights or options as the case may be.

                           (iv) Record Date Deemed Issuance Date. In case the
                  Company shall take a record of the holders of its Common Stock for the purpose of entitling them (aa) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (bb) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such rights of subscription or purchase, as the case may be; provided, however, that in the event that any such dividend or other distribution is not in fact effected, or in the event that the Common Stock or Convertible Securities thus subscribed for are not in fact purchased, any adjustment in the Conversion Price made as a result of the declaration of such dividend or the making of such other distribution or the granting of such rights of subscription or purchase, as the case may be, shall be reversed.

                  (f) Adjustment Upon Change in Option or Conversion Price. Upon the happening of any of the following events, namely, if the purchase price provided for in any rights or options referred to in clause (i) of subsection (e), the additional consideration, if any, payable upon the conversion of Convertible Securities referred to in clause (i) or
         (ii) of subsection (e), or the rate at which any Convertible Securities referred to in clause (i) or (ii) of subsection (e) are convertible into Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be increased or decreased to the Conversion Price which would have been obtained had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (i) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion of such Convertible Securities, and the total consideration received therefor, and (ii) the issuance at the time of such change of any such options, rights or Convertible Securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to the Conversion Price which would have obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion of such Convertible Securities. If the purchase price provided for in any such right or option referred to in clause (i) of subsection (e) or the rate at which any Convertible Securities referred to in clause (i) or clause
         (ii) of subsection (e) are convertible into Common Stock shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be decreased to such Conversion Price as would have obtained had the adjustments made upon the issuance of such right, option or Convertible Securities been made upon the basis of the issuance of (and the total consideration received for) the Common Stock delivered as aforesaid.

                  (g) Adjustment for Splits or Combinations. The Conversion Price shall also be adjusted from time to time such that, in case the Company shall hereafter: (1) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares, or (4) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any Debenture thereafter surrendered for conversion into Common Stock shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which he would have owned immediately following such action had such Debenture been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection, the holder of any Debenture thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose good faith determination shall be conclusive) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this subsection, the holder of any Debenture thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any Debenture shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section.

                  (h) Adjustment for Mergers. In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Subsection (d) of this Section above but the holder of each Debenture then outstanding shall have the right thereafter to convert such Debenture into the kind and amount of shares of stock and other securities and property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interest thereafter of any holders of the Debenture, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the conversion of the Debenture. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.

                  (i) Notice of Adjustment of Conversion Prices. Upon any adjustment of the Conversion Price, then and in each such case the Company shall give written notice thereof as set forth in Section 11 hereof, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (j) Reservation of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of delivering upon conversion of this Debenture as herein provided, such number of shares of Common Stock as shall them be deliverable upon the conversion of this Debenture.

                  (k) Definition of Common Stock. For the purposes of the foregoing subsections (a) through (k), the term "Common Stock" shall include all shares of capital stock authorized by the Company's Articles of Incorporation, as from time to time amended, which are not limited to a fixed sum or percentage of the par value in respect to the right of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, bankruptcy proceeding or winding up of the Company.

         7. Events of Default. Each of the following events shall be an Event of Default ("Event of Default") for purposes of this Debenture:

                  (a) Convertible Debenture Terms. The Company defaults in the due and punctual performance or observance of any material terms contained in this Debenture, including, without limitation, the failure to pay principal and interest when due, and such default continues for a period of thirty (30) consecutive days after written notice thereof to the Company by any holder of this Debenture or Common Stock issued upon conversion of this Debenture; except that any default occurring due to the failure of the Company to act in accordance with Section 1 hereof will result in an immediate default by the Company and such default may be waived by the holders of a majority of the total principal amount of all of the then outstanding Debentures; or

                  (b) Insolvency Matters. The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders take any action looking to the dissolution or liquidation of the Company.

         8. Remedies on Default. Upon the occurrence of an Event of Default as described under Section 7 hereof, then, subject to the terms and provisions of the Intercreditor and Subordination Agreement, the holder shall have the right, subject to approval of the holders of a majority of the principal amount of the Debentures outstanding, to:

                  (a) declare the principal amount hereof and all accrued but unpaid interest thereon through the date of the Company's full payment hereof, to be immediately due and payable upon written notice from the holder to the Company;

                  (b) exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code;

                  (c) exercise or enforce any or all other rights or remedies available to each holder hereof by law or agreement against the Collateral, against the Company or against any other person or property. The holder is hereby granted a nonexclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, trade secrets, franchises, copyrights and patents of the Company that the holder hereof deems necessary or appropriate to the disposition of any Collateral in connection with the enforcement of such holder's remedies on default.

         9.       Registration Rights.

                  (a) Piggyback Registration Rights. If at any time during the two-year period following conversion of this Convertible Debenture, the Company proposes to register under the 1933 Act (except by a Form S-4 or Form S-8 Registration Statement or any successor forms thereto), any of its equity securities or debt with equity features, it will give written notice to the holder of the Common Stock underlying this Debenture of its intention to do so and, on the written request of any such holder given within twenty (20) days after receipt of any such notice (which request shall specify the interest in such shares of Common Stock intended to be sold or disposed of by such holder and describe the nature of any proposed sale or other disposition thereof), the Company will use its best efforts to cause all such shares, the holder of which shall have requested the registration or qualification thereof, to be included in such registration statement proposed to be filed by the Company; provided, however, that if a greater number of shares is offered for participation in the proposed offering than in the reasonable opinion of the managing underwriter of the proposed offering can be accommodated without adversely affecting the proposed offering, then the amount of shares proposed to be offered by such holder for registration, as well as the number of securities of any other selling shareholders participating in the registration, shall be proportionately reduced to a number deemed satisfactory by the managing underwriter.

                  (b) Expenses. With respect to each inclusion of securities in a registration statement pursuant to this Section 9, the Company shall bear the following fees, costs, and expenses: all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company is required to bear such fees and disbursements), all internal expenses, the premiums and other costs of policies of insurance against liability arising out of the public offering, and legal fees and disbursements and other expenses of complying with state securities laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of special counsel and accountants for the selling holders, underwriting discounts and commissions, and transfer taxes for selling holders and any other expenses relating to the sale of securities by the selling holders not expressly included above shall be borne by the selling holders.

                  (c) Indemnification. The Company hereby indemnifies each of the holders of the shares of Common Stock underlying this Debenture, and the officers and directors, if any, who control such holders, within the meaning of Section 15 of the 1933 Act, against all losses, claims, damages, and liabilities caused by (1) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (and as amended or supplemented if the Company shall have furnished any amendments thereof or supplements thereto), any Preliminary Prospectus or any state securities law filings; (2) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission contained in information furnished in writing to the Company by such holder expressly for use therein; and each such holder by its acceptance hereof severally agrees that it will indemnify and hold harmless the Company, each of its officers who signs such Registration Statement, and each person, if any, who controls the Company, within the meaning of Section 15 of the 1933 Act, with respect to losses, claims, damages or liabilities which are caused by any untrue statement or omission contained in information furnished in writing to the Company by such holder expressly for use therein.

         10. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and the holder of this Debenture or Common Stock issued upon conversion of this Debenture (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

         11. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telex, telegram or telecopy, or five (5) days after depositing in the U.S. Mails for delivery by first class mail, postage prepaid and addressed as provided below,
(a) if to any holder of this Debenture or Common Stock issued upon conversion of this Debenture, addressed to such holder at its address as shown on the books of the Company, or at such other address as such holder may specify by written notice to the Company, or (b) if to the Company at 3500 West 80th Street, Suite 130, Minneapolis, Minnesota 55431, Attention: President, or at such other address as the Company may specify by written notice to the holders of this Debenture or Common Stock issued upon conversion of this Debenture.

         12. Successors and Assigns. All the terms and provisions of this Debenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and each holder of this Debenture, whether or not so expressed.

         13. Applicable Law. The laws of the State of Minnesota shall govern the validity of this Debenture, the construction of its terms and the interpretation of the rights and duties of the Company and each holder of this Debenture.

         14. Waiver of Demand, Presentment and Notice of Dishonor. The undersigned and each endorser or guarantor hereof hereby waives demand, presentment, protest, notice of protest and notice of dishonor.

         15. Corporate Obligation. The obligation evidenced by this Debenture is an obligation of the Company only.



         IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer as of the date first written above.

                                      HEALTH FITNESS CORPORATION.



                                      By:
                                             Loren S. Brink, President and Chief
                                             Executive Officer